Exhibit 4.6

Execution Version

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 6, 2016, by and among Diamond 1 Finance Corporation, a Delaware corporation (“Finco 1”), Diamond 2 Finance Corporation, a Delaware corporation (“Finco 2” and, together with Finco 1, the “Fincos”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Fincos and the Trustee have heretofore executed and delivered an indenture, dated as of June 22, 2016 (the “Base Indenture”), as supplemented by the supplemental indenture for each series of Initial Notes (as defined below) (together with the Base Indenture, the “Initial Indenture” and, together with this Supplemental Indenture, and as further amended and supplemented, the “Indenture”), providing for the issuance of $1,625,000,000 aggregate principal amount of 5.875% Senior Notes due 2021 and $1,625,000,000 aggregate principal amount of 7.125% Senior Notes due 2024 (each, a “series of Initial Notes”);

WHEREAS, Section 9.01(10) of the Base Indenture provides that, without the consent of Holders of any series of Notes, the Fincos and the Trustee may enter into a supplemental indenture to the Base Indenture to make any change that does not adversely affect the rights of any Holder of Notes of such series; and

WHEREAS, pursuant to Section 9.01(10) of the Base Indenture, the Fincos and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Base Indenture without the consent of any Holder of any series of Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Initial Indenture.

(2) Amendments. Subject to and effective upon the execution and delivery hereof by the parties hereto, the Indenture (including, for the avoidance of doubt, with respect to all Notes issued pursuant thereto, including the Initial Notes) hereby is amended as follows:

(a) Amendment to Section 4.03(d)(1). Clause (1) of Section 4.03(d) of the Base Indenture hereby is amended and restated in its entirety to read as follows:

“(1) as promptly as reasonably practicable after furnishing to the Trustee the annual and quarterly reports required by Section 4.03(a), hold a conference call to discuss such reports and the results of operations for the relevant reporting period; provided, however, that such conference call may be held earlier in the case that Dell, in its sole discretion, elects (but shall not be obligated) to furnish (and has furnished) to the Trustee and the other Persons specified in Section 4.03(c) and in the manner provided in Section 4.03(c) for any relevant reporting period, in addition to, and not in lieu of, the annual or quarterly reports, as applicable, required by Section 4.03(a) with respect to such reporting period, annual or quarterly summary financial information, as applicable, containing a summary discussion of the results of operations for such reporting period and summary condensed consolidated annual or quarterly income statement and balance sheet, as applicable, without notes thereto, with respect to such reporting period (such summary financial information, a “Summary Report”), so long as such annual or quarterly report for such reporting period does not contain material information that would customarily be discussed on an earnings conference call, other than (x) information that was already discussed on such conference call or (y) information contained in the Summary Report for such reporting period (which conference call, for the avoidance of doubt, may be held prior to such time that the annual or quarterly reports required by Section 4.03(a) for such reporting period are furnished to Holders); and”

(b) Amendment to definition of “Grandfathered Unrestricted Subsidiaries.” The reference to “SecureWorks Holding Corp.” in the definition of “Grandfathered Unrestricted Subsidiaries” in the Base Indenture is replaced by the words “SecureWorks Corp.”

(3) Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Initial Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Fincos, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written:

DIAMOND 1 FINANCE CORPORATION

By:	/s/ Janet B. Wright
	Name:	Janet B. Wright
	Title:	Vice-President and Assistant Secretary

DIAMOND 2 FINANCE CORPORATION

By:	/s/ Janet B. Wright
	Name:	Janet B. Wright
	Title:	Vice-President and Assistant Secretary

[Signature page to Supplemental Indenture (Senior Notes)]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta
	Name:	Teresa Petta
	Title:	Vice President

[Signature page to Supplemental Indenture (Senior Notes)]